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                                                                    EXHIBIT 99.1


                            [LECTEC CORPORATION LOGO]



Contact:  Alan C. Hymes, M.D. (952-933-2291)



    LECTEC DECLARES CASH DIVIDEND AND ANNOUNCES OFFICER AND DIRECTOR CHANGES

January 21, 2005 - - MINNETONKA, MN - LECTEC CORPORATION (OTCBB: LECT) today announced resignation of its Chief Executive Officer, election of a new Chief Executive Officer, resignation of an existing director, election of a new director, and declaration of a cash dividend. These officer and director changes occurred in connection with LecTec's transition from an over-the-counter health care and consumer products manufacturer to an intellectual property holding and licensing company.

Effective as of January 14, 2005, Timothy P. Fitzgerald, Chief Executive Officer and member of LecTec's Board of Directors, resigned from his position as Chief Executive Officer and Director.

Effective as of January 14, 2005, Alan C. Hymes, M.D. was elected Chief Executive Officer. Dr. Hymes, age 73, is a co-founder of LecTec and has been serving as a director since 1977. Dr. Hymes has served as Chairman of the Board since August 2003. Dr. Hymes served as the Interim Chief Executive Officer and President of LecTec from July 31, 2003 to October 30, 2003. Dr. Hymes was engaged in the private practice of surgery from 1968 until his retirement in 1992. He is a diplomat of the American Board of Surgery and the American Board of Thoracic and Cardiovascular Surgery.

On January 14, 2005, the Board of Directors of LecTec elected a new director, Mr. Andrew Rollwagen, to LecTec's Board of Directors. Mr. Rollwagen has more than 25 years experience in banking and finance. He holds a Master of Business Administration degree from the University of St. Thomas, Minneapolis, Minnesota and is the Senior Vice President of Business Banking at First State Bank and Trust, a locally owned community bank serving the greater St. Croix Valley area in Minnesota. Mr. Rollwagen will serve as the chair of the Board Composition Committee and as a member of the Compensation and Audit Committees of the Board.

LecTec's Board of Directors announced that it has declared a cash dividend of $0.06 per share, payable on March 11, 2005 to shareholders of record on February 25, 2005. LecTec has approximately 4,030,330 shares outstanding.

Dr. Hymes commented, "Tim Fitzgerald had been LecTec's Vice President of Manufacturing since joining the Company in February 2000, and continued in that role while serving his time as CEO and President". Dr. Hymes went on to comment that "under Tim Fitzgerald's leadership, LecTec achieved stability, which has allowed the Company to offer its first cash dividend to stockholders. LecTec is truly appreciative and indebted to Mr. Fitzgerald for his excellent leadership, guidance and selfless dedication to the Company. We wish him the very best in his future endeavors".

Prior to the end of 2004 LecTec was a health care and consumer products company that manufactured products based on its advanced skin interface technologies. Its primary products included a line of over-the-counter therapeutic patches. After completing all of its manufacturing contracts with customers in December 2004, LecTec ceased all manufacturing activities and became an intellectual property holding and licensing company.

This press release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the company's actual results to differ materially from the results discussed in these statements. Factors that might cause such differences are detailed from time to time in the company's filings with the Securities and Exchange Commission, and particularly in Exhibit 99.01 to our Form 10-KSB for the year ended December 31, 2003.